Exhibit 99.1

FOR IMMEDIATE RELEASE

PRIMORIS SERVICES CORPORATION ANNOUNCES THIRD QUARTER 2009 FINANCIAL RESULTS

BOARD OF DIRECTORS DECLARES $0.025 PER SHARE CASH DIVIDEND

Q3 2009 Financial Highlights

•                  Revenues of $111.5 million compared to $146.7 million in Q3 2008

•                  Gross margin rose to 17.1% of revenues from 14.4% of revenues in Q3 2008

•                  Operating margin increased to 10.5% of revenues from 7.1% of revenues in Q3 2008

•                  Income before taxes rose to $12.6 million from $11.8 million in Q3 2008

•                  Net income of $7.9 million, or $0.23 per diluted share, compared to Q3 2008 net income of $10.1 million, or $0.32 per diluted share and compared to Q3 2008 pro forma net income of $7.1 million, or $0.23 per diluted share

•                  $85.4 million in cash and short-term investments at September 30, 2009

Lake Forest, CA — November 12, 2009 — Primoris Services Corporation (NASDAQ GM: PRIM; PRIMU; PRIMW) (“Primoris” or “Company”), one of the largest specialty contractors and engineering companies in the United States, today announced financial results for its third quarter ended September 30, 2009.

The Company also announced that its Board of Directors has declared a $0.025 per share cash dividend to stockholders of record as of December 31, 2009, payable on or about January 15, 2010.

Brian Pratt, Chairman, President and Chief Executive Officer of Primoris, commented, “For the third quarter of 2009 our revenues were lower compared to last year’s record levels for the same quarter.  In spite of lower revenues, we  increased both operating and pretax income, and we achieved an improvement in gross margin percentages compared to the same period in 2008.  Our net income also increased compared to the prior year third quarter pro-forma net income.”

“The gross margin percentage improvements were the result of a change in project mix toward higher margin construction product lines, primarily in the underground sector.  Our margins were also favorably impacted by projects that were completed or nearing completion, allowing for margin improvement due to contingency reductions on these projects.  We continue to expect that revenues for the remainder of this year will be lower than the record levels achieved in 2008.”

“Strategically, during the quarter we expanded our efforts in the alternative energy industry as we formed Primoris Renewables, a subsidiary which will concentrate on exploiting the growing, worldwide opportunities in developing, funding, acquiring and operating renewable energy projects.  We also closed the acquisition of Cravens Partners, a Texas-based provider of civil and utility infrastructure construction services.  We continue to look to add strategic acquisitions to our Company to expand our geographic footprint and strengthen and broaden our operating capabilities.”

Mr. Pratt concluded, “At the end of the third quarter, our backlog had decreased by $50 million to $221 million from the backlog at June 30, 2009.  We expect significant additions to our backlog amount as we currently have contracts in house for execution that we expect will add more than $140 million to our backlog in the next several weeks.  These new projects will represent additions to virtually all of our business lines.”

Q3 2009 Financial Results Overview

Consolidated revenues for the third quarter of 2009 decreased 24.0% to $111.5 million from $146.7 million for the third quarter of 2008, due primarily to decreased revenues for projects in the refining sector and water and wastewater sector, and the performance of an unusually large engineering project during 2008.  The reduction was partially offset by increased revenues in cable and conduit projects and increased revenues at Primoris’s  Ecuador subsidiary.

Gross profit for the third quarter of 2009 was $19.1 million compared to $21.1 million in the third quarter of 2008.  The decrease in gross profit was due primarily to decreased revenues and related profits in refining, international, and engineering projects.  Gross profit as a percentage of revenues for the third quarter of 2009 increased to 17.1% from 14.4% for the same period in 2008, as a result of higher margin industrial work in the petroleum and underground sectors.

Revenues and gross profit for the third quarter of 2009 and 2008 for Primoris’s two reportable segments were as follows:

	Three Months Ended September 30,
	($ in 000’s – Unaudited)
	2009		2008
	Amount	Percentage of Revenue	Amount	Percentage of Revenue
Construction Services

Revenue	$99,643		$116,807
Gross profit	$17,754	17.8%	$19,333	16.6%

Engineering

Revenue	$11,848		$29,930
Gross profit	$1,322	11.2%	$1,770	5.9%

The 14.7% decline in Construction Services revenues was primarily due to reduced revenues for projects in the refining and water and wastewater sectors compared to the prior year quarter, partially offset by increased revenue in underground projects, including pipeline, cable and conduit projects, reflecting significant work begun at the end of 2008 and early 2009.  Revenue generated at Primoris’s  Ecuador subsidiary increased by $2.1 million, or 77.6%, compared to the third quarter of 2008 due to two large underground projects in the 2009 third quarter.  Revenues for the Engineering segment declined by 60.4%, due primarily to the impact in 2008 of an unusually large project for which we provided only  startup assistance during the third quarter of 2009.  We anticipate final project acceptance by the end of 2009.

On a geographical basis, Primoris’s Canadian subsidiary generated $4.5 million, or 4.0% of total revenues in the third quarter of 2009, compared to $5.1 million, or 3.5% of total revenues, in the same period in 2008.  The Company’s Ecuador subsidiary generated revenues of $4.9 million in the third quarter of 2009, representing 4.4% of total revenues, compared to $2.5 million in the same period in 2008, or 1.7% of total revenues.

Selling, general and administrative expenses of $7.4 million for the third quarter of 2009 increased from $7.0 million in the same period last year.  The change was mainly due to a net increase in legal expenses of approximately $200,000, an increase in long-term incentive compensation costs of approximately $600,000 and a decrease of approximately $900,000 in overhead expense allocation to project costs, due to lower activity in the Engineering segment.  The increased expenses were partially offset by a $1.5 million increase in a gain on the sale of equipment.

Operating income for the 2009 third quarter increased to $11.7 million, or 10.5% of total revenues, compared to $10.4 million, or 7.1% of total revenues, for the same period last year.

Net other income for the third quarter of 2009 was $1.0 million compared to $1.4 million for the third quarter of 2008.  Other income included $1.5 million generated by the Otay Mesa Power Partners, a joint venture for the construction of an energy plant in California that should be substantially completed by the end of 2009.  The income was partially reduced by fluctuations in foreign currency exchange and decreases in interest income and interest expense.

Income before provision for income taxes for the third quarter of 2009 increased to $12.6 million, or 11.3% of revenues, from $11.8 million, or 8.1% of revenues, in the third quarter of 2008.

The provision for income taxes increased to $4.7 million for the third quarter of 2009 for an effective tax rate of 37.0% compared to a rate of 14.7% in the prior year quarter.  The increase was the result of a change in tax status from that of Subchapter S of the Internal Revenue Code to that of Subchapter C of the Code associated with the July 2008 merger of Rhapsody Acquisition Corp. and Primoris Corporation.   If the Company had been taxed for the entire third quarter of 2008 as a C-Corporation, on a pro forma basis, the 2008 tax provision would have been $4.7 million for an effective tax rate of 39.8%.

Net income for the third quarter of 2009 was $7.9 million (reflecting a tax rate of 37.0%), or $0.23 per diluted share on approximately 34.0 million fully diluted weighted average common shares outstanding, compared to net income of $10.1 million (reflecting a tax rate of 14.7%), or $0.32 per diluted share on approximately 31.1 million fully diluted weighted average common shares outstanding, in the same period in 2008.  On a pro forma basis, reflecting an adjusted tax provision of 39.8%, net income for the third quarter of 2008 would have been $7.1 million, or $0.23 per diluted share.  The Company believes that pro forma net income for prior periods is a better indicator of performance for comparison purposes.

Other Financial Information

Primoris’s balance sheet at September 30, 2009 reflected cash and cash equivalents of $80.3 million, short-term investments of $5.0 million, working capital of $61.6 million, total debt of $28.8 million, and stockholders’ equity of $75.2 million.

Backlog

Total backlog at September 30, 2009 was $220.8 million compared to $271.0 million at June 30, 2009.  The total backlog amount at September 30, 2009 includes approximately $39.9 million related to the recently announced demobilization at Chevron Corp’s Richmond Refinery project located in Contra Costa, California.  The project had been halted by a California state judge’s ruling following opposition from environmental groups and what the judge identified as inadequacies in an environmental impact report.  Chevron filed an appeal to overturn the judge’s order.  The future of the project remains in question until the courts can resolve the issues.  The project, under contract from Praxair, Inc., has been in process since September 2008.  Excluding any work for the Chevron project, Primoris expects that approximately $80.0 million or 44.2% of the net backlog at September 30, 2009 will be recognized as revenue during the remainder of 2009.

Conference Call

Brian Pratt, Chairman, President and Chief Executive Officer, and Peter J. Moerbeek, Executive Vice President, Chief Financial Officer will host a conference call on Thursday, November 12, 2009 at 11:30 AM Eastern Time /  8:30 AM Pacific Time to discuss these results.  Interested parties may participate in the call by dialing (866) 255-7436 (Domestic) or (706) 634-4739 (International) approximately 10 minutes before the call is scheduled to begin and ask to be connected to the “Primoris Services Corporation” conference call.  The conference call will also be broadcast live via the “Investor Relations” section of Primoris’s website at www.primoriscorp.com.  Once at the “Investor Relations” section, interested parties should click on “Events & Presentations”.  To listen to the live call, please go to the website at least 15 minutes prior to the scheduled time to register, download and install any necessary audio software.  If you are unable to participate in the live call, the conference call will be archived and can be accessed for approximately 90 days.

About Primoris

Primoris, through various subsidiaries, is one of the largest specialty contractors and engineering companies in the United States, primarily serving the growing power and energy sectors. Primoris provides a wide range of construction, fabrication, maintenance and replacement services, as well as engineering services to major public utilities, petrochemical companies, energy companies, municipalities and other customers.  Primoris is also a leading water and wastewater contractor in the state of Florida, and a specialist in designing and constructing complex commercial and industrial concrete structures in California.  For additional information on Primoris, please visit www.primoriscorp.com.

Forward-Looking Statements

This press release contains certain forward-looking statements, including with regard to the Company’s future performance. Words such as “estimated,” “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements.  Forward-looking statements inherently involve risks and uncertainties, including without limitation, those described in this press release and those detailed in the “Risk Factors” section and other portions of our Annual Report on Form 10-K for the year ended December 31, 2008 and other filings with the Securities and Exchange Commission, including the Company’s Form 10-Q which is expected to be filed on or about

November 12, 2009.  Primoris does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Company Contact	The Equity Group Inc.
Peter J. Moerbeek	Devin Sullivan
Executive Vice President, Chief Financial Officer	Senior Vice President
(949) 454-7121	(212) 836-9608
pmoerbeek@primoriscorp.com	dsullivan@equityny.com

Gerrard Lobo
Senior Account Executive
(212) 836-9610
globo@equityny.com

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CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(in thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2009	2008	2009	2008

Revenues	$111,491	$146,737	$367,129	$458,572
Cost of revenues	92,415	125,634	312,402	406,622
Gross profit	19,076	21,103	54,727	51,950

Selling, general and administrative expenses	7,423	7,039	23,425	21,662
Merger related stock expense	—	3,675	—	3,675
Operating income	11,653	10,389	31,302	26,613

Other income (expense):
Income from non-consolidated entities	1,439	1,474	5,342	4,501
Foreign exchange gain (loss)	(170)	89	33	67
Interest income (expense) net	(308)	(132)	(902)	(356)
Income before provision for income taxes	12,614	11,820	35,775	30,825

Provision for income taxes	(4,667)	(1,734)	(13,608)	(2,188)
Net income	$7,947	$10,086	$22,167	$28,637

Basic earnings per share	$0.24	$0.36	$0.70	$1.15
Diluted earnings per share	$0.23	$0.32	$0.67	$1.10

Weighted average common shares outstanding
Basic	32,477	27,824	31,699	25,010

Diluted	34,048	31,063	33,128	26,093

Pro forma net income data - 2008:

Income before provision for income tax		$11,820		$30,825
Pro forma income tax		(4,706)		(12,271)
Pro forma adjusted net income		$7,114		$18,554

Pro forma basic earnings per share		$0.26		$0.74
Pro forma diluted earnings per share		$0.23		$0.71

CONDENSED CONSOLIDATED BALANCE SHEET

(in thousands)

	September 30,	December 31,
	2009	2008
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$80,346	$73,018
Short-term investments	5,016	15,036
Restricted cash	6,536	11,111
Accounts receivable, net	81,810	90,826
Costs and estimated earnings in excess of billings	22,369	21,017
Deferred income taxes	6,182	5,591
Prepaid expenses, inventory and other current assets	4,256	5,856
Total current assets	206,515	222,455

Property and equipment, net	31,830	26,224
Other assets	24	191
Investment in non-consolidated entities	2,773	500
Goodwill	2,842	2,842
Total assets	$243,984	$252,212

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$39,609	$56,088
Billings in excess of costs and estimated earnings	73,037	72,664
Accrued expenses and other current liabilities	25,128	26,067
Distributions and dividends payable	812	5,696
Current portion of capital leases	1,093	2,198
Current portion of long-term debt	5,217	5,679
Total current liabilities	144,896	168,392

Long-term debt, net of current portion	22,478	26,624
Long-term capital leases, net of current portion	—	341
Deferred tax liabilities	1,434	1,425
Total liabilities	168,808	196,782

Commitments and contingencies
Stockholders’ equity
Common stock	3	3
Additional paid-in capital	34,796	34,796
Retained earnings	40,165	20,528
Accumulated other comprehensive income	212	103
Total stockholders’ equity	75,176	55,430
Total liabilities and stockholders’ equity	$243,984	$252,212